Exhibit 10.4

CIGNA Corporation Non-Employee Director Compensation Program
Amended and Restated Effective January 1, 2008

I. Board and Committee Retainers

Board retainer. Each Director receives $225,000 annually for Board membership. One third ($75,000) of the retainer is payable in cash and two-thirds ($150,000) of the retainer is payable in deferred stock units.

Committee member retainer. Each Director receives $10,000 annually for each committee membership.  The Committee member retainer is payable in cash. Committee chairs and members of the Executive Committee do not receive this retainer.

Committee chair retainer. Each committee chair other than the chair of the Executive Committee receives $15,000 annually payable in cash.

II. Payment of Retainers

All retainer payments are made quarterly.

Cash retainers (Board, committee member and committee chair). Cash retainers are paid during a quarter to Directors who are in active service at any time during that calendar quarter.

Unit portion of Board retainer.  Deferred stock units are awarded in the third month of a calendar quarter to Directors who are in active service at any time during that quarter. The number of units awarded is determined by dividing $37,500 by the closing price of CIGNA stock, as reported on the Composite Tape or successor means of publishing stock price (“Closing Price”) on the last business day of the second month of the quarter.  Fractional units are not awarded; the cash value of any fractional unit is accumulated together with dividend equivalents and treated as reinvested.

Dividend equivalents (an amount equal to the dividends declared and paid on a share of CIGNA stock) are credited on deferred stock units (to the extent the record date for any such actual dividend occurs while a deferred stock unit is outstanding), treated as reinvested in additional whole deferred stock units as described below, and tracked separately for each quarterly award.

For each quarterly unit award, effective as of each dividend payment date while a deferred stock unit is outstanding, the dividend equivalents and the cash value of the fractional units (residual value) are added together and treated as reinvested in additional deferred stock units.  The number of resulting additional units is determined by dividing the amount to be reinvested by the dividend reinvestment price.  The dividend reinvestment price is provided by CIGNA’s Transfer Agent and is the price used under the CIGNA Dividend Reinvestment Plan for reinvestment of actual dividends for CIGNA shareholders who participate in that plan.  The cash value of any resulting fractional unit is treated as residual value and is applied to the next reinvestment of dividend equivalents.

The cash value of an award of deferred stock units (including deferred stock units resulting from the reinvestment of related dividend equivalents) plus any remaining residual cash is payable upon the earlier of: (a) the Director’s separation from service (within the meaning of Treas. Reg. §1.409A-1(h) or any successor provision), or (b) the third anniversary of the award date.  Payments to be made upon separation from service shall be made in a lump sum in the third month of the calendar quarter following the quarter in which separation from service occurs.   Payments to be made upon the third anniversary of the award date shall be made in a lump sum in the third month of the calendar quarter in which the third anniversary of the award date occurs.

The value of each deferred stock unit at payout is equal to the Closing Price on the last business day of the second month of the calendar quarter in which payment is made.  Deferred stock units cease to be outstanding and a director will cease to have any rights under them as of the date they are paid.

In the event of a combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in CIGNA’s corporate structure, the Board may make such equitable adjustments, to prevent dilution or enlargement of rights, as it may deem appropriate, in the number of deferred stock units outstanding.  Outstanding deferred stock units shall be adjusted proportionally to reflect any recapitalization, stock split or stock dividend.  Deferred stock units issued as a consequence of any such changes in CIGNA's corporate structure or shares shall be subject to the same restrictions and provisions applicable to the deferred stock units with respect to which they are issued.

Deferred compensation elections. Directors may elect to defer some or all of their compensation described above under the Deferred Compensation Plan for Directors of CIGNA Corporation.

III. Other Benefits

A. Benefits for Active Directors

•	Basic Group-Term Life Insurance coverage. Each Director is provided coverage in the amount of the annual Board retainer.

•	Travel Accident Insurance coverage. Each Director is provided coverage in the amount of three times the annual Board retainer.

•	Financial Planning. Directors may use the financial planning services available to CIGNA executive officers. Any reimbursements paid to Directors under this program shall be paid on or before March 15 of the year after the year the expense is incurred.

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Insurance. Directors may purchase or participate, on an after-tax basis, in life insurance, medical/dental care programs, long-term care, property/casualty personal lines and various other insurance programs available to CIGNA employees.

•	Matching Gifts. Directors may participate in the matching charitable gift program available to CIGNA employees, under which up to $5,000 annually may be matched.

B. Post-Separation Benefits

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Directors serving on January 1, 2006 are eligible, upon separation from service after nine years of service, to participate on an after-tax basis in medical/dental care programs available to retired employees for two years and to use the financial planning services available to active Directors (up to $5,000) for one year following separation from service.  These Directors are also provided $10,000 basic group term life insurance coverage for life.

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Directors who retired from service in 2005 are eligible to use the financial planning services available to active Directors for five years following separation from service, to participate for life in retiree medical/dental care programs on an after-tax basis and are provided $10,000 basic group term life insurance coverage for life.

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All Directors may, at their own expense and if otherwise eligible, also continue life insurance, long-term care insurance and property/casualty personal lines insurance pursuant to the terms of the applicable policies.

For all taxable post-separation benefits or reimbursements, the amount provided or eligible for reimbursement during a particular year may not affect the expenses eligible for reimbursement or benefits provided in any other year.  The reimbursement of an eligible expense is made on or before the last day of the year after the year in which the expense was incurred. The right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

IV. General

It is intended that this program comply with the requirements of Internal Revenue Code Section 409A, and the program shall be so administered and interpreted.

Notwithstanding any other provision of this program, if a Director is a specified employee (within the meaning of Treas. Reg. §1.409A-1(i) or any successor provision) as of the date of separation from service (within the meaning of Treas. Reg. §1.409A-1(h) or any successor provision), payments and taxable benefits due upon separation from service shall be delayed until the seventh month following the date of separation from service.

A Director’s right to receive program benefits represents an unsecured claim against CIGNA's general assets.   Except as otherwise permitted by applicable law, no right to receive program payments shall be transferable or assignable by a Director or subject in any manner to anticipation, sale, alienation, pledge, encumbrance, attachment or garnishment by a Director’s creditors, and any such attempt shall be void and of no force or effect.

This program was originally effective January 1, 2006.

V.  Share Ownership Guidelines

Each Director is required to hold at least $250,000 worth of CIGNA stock, deferred stock units, Restricted Share Equivalents or a combination.  Each Director has three years from the time he or she joins the Board to meet these ownership guidelines.